Gaffney, Cline & Associates

Gaffney, Cline & Associates, Inc.

5555 San Felipe St., Suite 550
Houston, TX 77056
Telephone: +1 713 850 9955

www.gaffney-cline.com

March 5, 2020

Pampa Energía S.A.
Maipú 1 - Piso 22
C1084ABA Ciudad Autónoma de Buenos Aires
República Argentina

Ladies and Gentlemen:

We hereby consent to the references to Gaffney, Cline & Associates and to the inclusion of our third-party letter report issued on March 5, 2020, as set forth under the sections "Item 4 Information on the Company – Our Oil and Gas Business – Reserves," "Item 19 Exhibits," and as Exhibit 13.2 in Pampa Energía Sociedad Anónima's (PAMPA) report on Form 20-F for the year ended December 31, 2019, to be filed with the United States Securities and Exchange Commission (SEC).

Our third-party letter report dated March 5, 2020 contains our independent audit of the proved crude oil, condensate, natural gas liquids, gasoline and marketable gas reserves as of December 31, 2019 of the following selected concessions in Argentina in which PAMPA holds interests: El Mangrullo, Rio Neuquén (Neuquén), Rio Neuquén (Rio Negro), Rincón del Mangrullo, Rincón de Aranda, Sierra Chata, Aguaragüe, San Antonio Sur and Gobernador Ayala. The above-mentioned reserves cover 94% of PAMPA's total company reserves.

Regarding the total company reserves reported by PAMPA in the Form 20-F, GCA has not audited any reserves reported in the Form 20-F other than the units mentioned above.

Yours sincerely,
Gaffney, Cline & Associates

Alejandro Giaquinta
Senior Reservoir Engineer Advisor

AB-19-203800
Pampa Energía S.A.